PROTECTIVE LIFE INSURANCE COMPANY
2801 Highway 280 South
Birmingham, Alabama 35223

ENDORSEMENT

The Contract to which this Endorsement is attached is amended as of its Effective Date as follows:

1.	The definition entitled “ANNUITY DEPOSIT” is deleted in its entirety and a new definition is inserted in lieu thereof to read as follows:

ANNUITY DEPOSIT(S) – Annuity Deposits (less Premium Taxes, if applicable) made and allocated to the Guaranteed Period(s) you select under this Contract. Each Annuity Deposit and each allocation to a Guaranteed Period must be at least [$10,000]. We reserve the right to limit the amount of your Annuity Deposits. Only one Certificate will be issued regardless of the number of Annuity Deposits you make.

2.	The definition entitled “BENEFICIARY” is deleted in its entirety and a new definition is inserted in lieu thereof to read as follows:

BENEFICIARY – The person entitled to receive the benefits of a Certificate issued under this Contract, if any, upon the death of any Participant.

PRIMARY – The person named to receive the death benefits upon any Participant’s death. Upon the death of any Participant, the surviving Participant, if any, will become the Primary Beneficiary.
CONTINGENT – The person named to receive the death benefits if the Primary Beneficiary is not living at the time of a Participant’s death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of a Participant’s death, the Estate of the deceased Participant will be the Beneficiary.
IRREVOCABLE – An irrevocable Beneficiary is one whose consent is needed to change the Beneficiary designation, or to exercise certain other rights.

3.	A new sentence is inserted at the end of the definition entitled “MARKET VALUE ADJUSTMENT” to read as follows: The Market Value Adjustment is explained on the Schedule.

4.	A new sentence is inserted at the end of the definition entitled “SUB-ACCOUNT VALUE” to read as follows:

The Sub-Account Value of each Sub-Account under this Contract must be at least [$10,000] at all times.

5.	The last sentence in the definition entitled “SURRENDER CHARGE” is deleted and a new sentence is inserted in lieu thereof to read as follows: The Surrender Charge is explained on the Schedule.

6.	A new provision entitled “ANNUITANT” is added to the section entitled “CONTROL PROVISIONS” to read as follows:

ANNUITANT
The Participant may change the Annuitant prior to the Annuity Commencement Date. The request must be in Writing. Once it is received and acknowledged at our Home Office, any change will relate back to and take effect on the date the request was signed. The Annuitant is the “Payee” for the purposes of the Annuity Table.

7.
The second sentence of the provision entitled “BENEFICIARY” is deleted and the following new sentence is inserted as the new second sentence to read as follows: You may change the Beneficiary at anytime.

The seventh, eighth and ninth sentences of the provision entitled “BENEFICIARY” are deleted in their entirety.

8.	The phrase “while the Annuitant is living” is deleted from the first sentence of the provision entitled “CONTROL” and new phrase “prior to the Annuity Commencement Date” is inserted in lieu thereof.

9.	The provisions entitled “DEATH OF THE ANNUITANT OR PARTICIPANT” and “DEATH BENEFIT” are deleted in their entirety and new provisions are inserted in lieu thereof to read as follows:

DEATH OF THE ANNUITANT OR PARTICIPANT
If an Annuitant is not an Participant and dies prior to the Annuity Commencement Date, the Participant first named on the Application will become the new Annuitant, unless the Participant designates otherwise. If any Participant is not a natural person, the death or change of the Annuitant will be treated as the death of a Participant. If any Participant dies while his or her Certificate is in force prior to the Annuity Commencement Date, a Death Benefit will be payable to the Beneficiary.

DEATH BENEFIT

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The Death Benefit will be determined as of the date due proof of death is received by the Company. If a claim for the Death Benefit is received at our Home Office within [6] months of the date of death, the Death Benefit will equal the greater of: (1) the Account Value, less applicable Premium Taxes; or (2) the Net Account Value. If a claim is received past [6] months after the date of death, the Death Benefit will equal the Net Account Value. If any Participant is not a natural person, upon the change of the Annuitant, the Death Benefit will equal the Net Account Value. Only one Death Benefit is payable under each Certificate, even though a Certificate may continue beyond a Participant’s death.

The Death Benefit may be taken in one sum immediately. In all events the entire Death Benefit, including any interest accrued thereon, must be distributed within five years of the date of death unless:

(a)     it is payable over the life of the Beneficiary with distributions beginning within one year of the date of death; or

(b)	it is payable over a period not extending beyond the life expectancy of the Beneficiary with distributions beginning within one year of the date of death; or

(c)	the deceased Participant’s spouse is the Beneficiary and, in lieu of receiving the Death Benefit, continues the Certificate and becomes the new Participant.

If the deceased Participant’s spouse continues the Certificate and becomes the new Participant, upon such spouses’s death, a Death Benefit will become payable to the new Beneficiary (determined at the time of the spouses’s death). The Death Benefit, including any interest accrued thereon must be distributed within five years of the spouse’s death.

10.     The section entitled “ANNUITY DEPOSIT”, including the provision entitled “SUB-ACCOUNTS”, is deleted in its entirety.

11. The section entitled “INTEREST CREDITED AND GUARANTEED PERIODS” is revised as follows:

The third sentence in the first paragraph is deleted and a new sentence is inserted in lieu to read as follows: You may select from any Guaranteed Period offered by the Company under the Contract at the time the Annuity Deposit or transfer is made.

The term “Initial” is deleted from the first sentence in the second paragraph. A new sentence is inserted as the new second sentence to read as follows: Transfers from previous Sub-Account(s) to new Sub-Account(s) may be made only at the end of a Guaranteed Period.

12.	A new sentence is added to the end of the section entitled “PREMIUM TAXES” to read as follows:

Premium Taxes may also be deducted from the Death Benefit.

13.	The section entitled “SURRENDERS-TERMINATION” is revised as follows:

The second sentence of the first paragraph is revised to state each remaining Sub-Account Value must be at least [$10,000] after any partial surrender request.

The second and fourth paragraphs, and the provision entitled “WAIVER OF SURRENDER CHARGES” are deleted in their entirety and a new third paragraph is inserted to read as follows:

The Surrender Value will be calculated by the Company using the following formula:
(A – S – M – P), WHERE:

A = the amount of the full or partial surrender;
S = the amount of Surrender Charge;
M = the amount of the Market Value Adjustment;
P = the amount of unpaid Premium Taxes, if any.

14.	The section entitled “MARKET VALUE ADJUSTMENT” is deleted in its entirety.

15.	The fourth and fifth paragraphs of the provision entitled “ANNUITY BENEFIT” are deleted in their entirety and a new paragraph is inserted as the new fourth paragraph to read as follows:

If the Annuitant or Participant dies on or after the Annuity Commencement Date any remaining payments will be distributed at least as rapidly as under the method of distribution being used on the date of death.

16.	OPTION 4 in the provision entitled “ANNUITY OPTIONS” is deleted in its entirety.

17.
A new sentence is added to the end of the provision entitled “ANNUITY TABLE” to read as follows: One year will be deducted from the attained age of the Annuitant for every completed three years beyond the year 1987.

Signed for the Company as of the Effective Date, which is the Certificate Date.

PROTECTIVE LIFE INSURANCE COMPANY

/s/ John K. Wright
Secretary

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